EXHIBIT 1(b)

                                                 October 29, 1999

Strictly Confidential

Mr. Marc P. Shore
Chairman of the Board & Chief Executive Officer
Shorewood Packaging Corporation
277 Park Avenue
New York, New York 10172

Dear Marc:

         I have received your letter of October 26, 1999.

         As you know, Chesapeake is not for sale. We are in the process of executing our strategy of building a global specialty packaging and merchandising company, which we believe is in the best interests of Chesapeake and its shareholders.

         However, our Board of Directors, consistent with its fiduciary duties, will consider carefully your letter. Completion of the appropriate analysis to give due consideration to your letter and enable our Board to become fully informed will require some time. I will respond to your letter no later than one week from today, or Friday, November 5, 1999.


                                    Sincerely,



                                    /s/ Thomas H. Johnson
                                    ---------------------
                                   Thomas H. Johnson
                                   President & Chief Executive Officer


THJ:shh

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